Exhibit 10.5

July 22, 2020
Torkel Rhenman
[Address omitted]

Dear Torkel,
On May 27, 2020, the Compensation Committee of the Board of Directors for LyondellBasell Industries N.V. (the “Company”) confirmed that the definition of “Retirement” under the LyondellBasell Industries Long-Term Incentive Plan (“LTI Plan”) that was effective at your date of hire (July 10, 2019) will be applied to each of your current and future equity grants under the LTI Plan. At your date of hire, “Retirement” under the LTI Plan was defined as follows:
“Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).
Upon termination of employment due to ”Retirement,” your awards under the LTI Plan will vest on a pro rata basis, and any Restriction Period shall lapse, as provided in the applicable Award Agreement. Any unvested awards shall be treated as provided in the applicable Award Agreement.
This letter does not amend your Award Agreements under the LTI Plan, but affirms your eligibility for “Retirement” based upon the definition above. Accordingly, all terms and conditions of such Award Agreements will remain in full force and effect. Further, all capitalized terms not defined herein will have the same meaning as set forth in the LTI Plan.
In the event the definition of “Retirement” is amended in the future for other similarly situated executives participating in the LTI Plan and would result in more favorable treatment for “Retirement,” the “Retirement” definition in the respective Award Agreement shall supersede the definition outlined in this letter.
This letter will remain in force with the Company’s Executive Services team. Please contact Dennis Varghese at 713-309-4316 or execserv@lyb.com should you have questions.

Sincerely,

/s/ Dale Friedrichs
Dale Friedrichs
SVP, Human Resources